SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant / /

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/ /	Preliminary Proxy Statement.
/ /	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
/ /	Definitive Proxy Statement.
/ /	Definitive Additional Materials.
/ X /	Soliciting Material Pursuant to § 240.14a-12.

TH LEE, PUTNAM INVESTMENT TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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computed pursuant to Exchange Act Rule 0-11 (set forth the
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William T. Connolly, Jr., CFA
Senior Managing Director
Head of Global Distribution
Putnam Investments
One Post Office Square
Boston, Massachusetts 02109

August 2007

NOTICE: TH Lee, Putnam Emerging Opportunities Portfolio proxy mailing to your clients

Dear Investment Colleague:

As you may recall, in July the Board of Trustees of TH Lee, Putnam Emerging Opportunities Portfolio approved a plan of liquidation for the fund. The Trustees have now sent a proxy statement to fund shareholders recommending that they vote in favor of the plan. The proxy statement includes two proposals: Proposal 1 is to liquidate and dissolve the fund; Proposal 2 is to eliminate the fund’s policy of making quarterly share repurchase offers, which would relieve the fund of the necessity to hold cash merely to meet quarterly repurchase requirements. Both proposals must be approved for the plan to be implemented.

The Trustees chose this plan among alternatives as being the best way to provide shareholders with the liquidity many have desired, as evidenced by the oversubscription of each quarterly share repurchase offer during the past two years.

If both proposals are approved at the shareholder meeting scheduled for October 18, the process of orderly liquidating portfolio assets will begin immediately, and there will be no repurchase offer in November or thereafter. The Trustees anticipate that the proceeds of the initial liquidation of readily tradable securities will be distributed to shareholders soon thereafter. Additional distributions are likely as the fund managers liquidate the fund’s investments in two thinly traded former venture capital investments, CommVault Systems and Restore Medical. Together, these securities represented approximately 32% of the fund’s net assets as of June 30, 2007, and the fund managers estimate that it may require12–18 months to liquidate these positions, particularly Restore Medical.

Should you have any questions regarding the plan of liquidation, please call Putnam Alternative Investments Services at 1-888-493-1199. The proxy statement your clients receive will also contain complete details.

Thank you for your support of TH Lee, Putnam Emerging Opportunities Portfolio and for the help that you give your clients in advising them about this liquidation.

Sincerely,

247679   8/07